Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 68 to Registration Statement No. 2-28157 on Form N-1A of our report dated May 18, 2015 relating to the financial statements and financial highlights of FPA Capital Fund, Inc. appearing in the Annual Report on Form N-CSR of FPA Capital Fund, Inc. for the year ended March 31, 2015, and to the references to us under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements”  in the Statement of Additional Information, which are parts of such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

July 29, 2015